Exhibit (a)(1)(G)

ELECTION FORM

with respect to the
Offer to Purchase for Cash
Up to 2,500,000 Shares of its Common Stock
(Including the Associated Preferred Stock Purchase Rights)
At a Purchase Price Not Greater Than $60.00
Nor Less Than $56.50 Per Share

by

The Toro Company

RETURN THIS ELECTION FORM FOR SHARES IN

THE TORO COMPANY INVESTMENT, SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN,
THE TORO COMPANY PROFIT-SHARING PLAN FOR PLYMOUTH UNION EMPLOYEES, AND
THE HAHN EQUIPMENT CO. SAVINGS PLAN FOR UNION EMPLOYEES
TO PUTNAM FIDUCIARY TRUST COMPANY (THE “TRUSTEE”)
NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 2004.

NOTE: Before completing this election form, you should read carefully the attached Letter from the Administrator of The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees.

TO THE TRUSTEE OF THE TRUSTS FOR THE TORO COMPANY INVESTMENT, SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN, THE TORO COMPANY PROFIT-SHARING PLAN FOR PLYMOUTH UNION EMPLOYEES AND THE HAHN EQUIPMENT CO. SAVINGS PLAN FOR UNION EMPLOYEES (EACH, A “PLAN” AND COLLECTIVELY, THE “PLANS”):

I am a participant in one of the above-referenced Plans and, as such, I have received a copy of the offer to purchase, dated March 17, 2004 and the letter of transmittal (each as amended or supplemented from time to time) in connection with the tender offer by The Toro Company, a Delaware corporation (“Toro”), to purchase up to 2,500,000 outstanding shares of its common stock, par value $1.00 per share (including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of May 20, 1998, between Toro and Wells Fargo Bank, N.A., as Rights Agent, the “shares”) at a price not greater than $60.00 nor less than $56.50 per share, net to the seller in cash, without interest.

I wish to direct you to tender the shares in my Plan account as indicated below:

TENDER INSTRUCTIONS

Odd Lots

☐	By checking this box, I represent that I own beneficially or of record (including shares held beneficially or of record in a Plan or otherwise) an AGGREGATE of fewer than 100 shares, and I am instructing the Trustee to tender all shares held for my benefit in my Plan account. My indication as to whether I wish to tender my shares at the price determined by Toro under the tender offer or at the price or prices I specify is indicated below.

CHECK EXACTLY ONE BOX BELOW. IF YOU CHECK MORE THAN ONE BOX, OR IF YOU DO NOT CHECK ANY BOX, YOU WILL HAVE FAILED TO VALIDLY TENDER ANY SHARES.

Shares Tendered at Price Determined Pursuant to the Tender Offer

☐	By checking this box, I represent that I want to maximize the chance of having Toro purchase shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this box INSTEAD OF ONE OF THE PRICE BOXES ON PAGE 2, I hereby instruct the Trustee to tender % of the shares allocated to my Plan account (please enter the applicable percentage — not to exceed 100%) and I am willing to accept the purchase price determined by Toro pursuant to the tender offer. This action could result in my receiving a price per share as low as $56.50.

-OR-

Shares Tendered at Price Determined by Stockholder

By checking ONE of the boxes below INSTEAD OF THE BOX ON PAGE 1 captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” I hereby instruct the Trustee to tender at the price checked % of the shares allocated to my Plan account (please enter the applicable percentage — not to exceed 100%). I understand that this action could result in none of my Plan shares tendered using this election form being purchased, if the actual purchase price for the shares determined by Toro pursuant to the terms of the tender offer is less than the price that I have checked. If the purchase price for the shares is equal to or greater than the price that I have checked below, then Toro will purchase my Plan shares, subject to any applicable proration, at the purchase price so determined. I UNDERSTAND THAT IF I WANT TO TENDER DIFFERENT PORTIONS OF SHARES HELD IN MY PLAN ACCOUNT AT DIFFERENT PRICES, I MUST COMPLETE A SEPARATE YELLOW ELECTION FORM FOR EACH PRICE AT WHICH I WISH TO TENDER A PORTION OF MY PLAN SHARES.

☐	$56.50	☐	$57.50	☐	$58.50	☐	$59.50
☐	$56.75	☐	$57.75	☐	$58.75	☐	$59.75
☐	$57.00	☐	$58.00	☐	$59.00	☐	$60.00
☐	$57.25	☐	$58.25	☐	$59.25

      I have read and understand the offer to purchase and letter of transmittal and the letter from the administrator of the Plans; and I agree to be bound by the terms of the tender offer. I hereby direct the Trustee to tender these shares on my behalf and to direct the proceeds from the sale of these shares into the Toro RetirementReady Balanced Portfolio (the “Default Fund”) for my benefit and on my behalf. I understand that, beginning on the first business day following the Trustee’s receipt of the tender proceeds, I will be able to move such tender proceeds at my own discretion from the Default Fund to other investment funds of my choosing within my Plan. I understand and declare that if the tender of my shares is accepted, the payment for the tendered shares will be full and adequate compensation, in my judgment, for such shares.

DATE	SIGNATURE OF PARTICIPANT

SOCIAL SECURITY NUMBER
PLEASE PRINT NAME, ADDRESS AND TELEPHONE NUMBER HERE

NOTE: YOU MUST COMPLETE AND SIGN THIS ELECTION FORM IF YOU WANT TO TENDER ANY TORO SHARES HELD FOR YOUR BENEFIT IN THE TORO COMPANY INVESTMENT, SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN, THE TORO COMPANY PROFIT-SHARING PLAN FOR PLYMOUTH UNION EMPLOYEES OR THE HAHN EQUIPMENT CO. SAVINGS PLAN FOR UNION EMPLOYEES. IF YOU DO NOT SIGN THIS FORM, THE DIRECTIONS INDICATED WILL NOT BE ACCEPTED AND YOU WILL FAIL TO HAVE TENDERED ANY OF THE TORO SHARES HELD FOR YOUR BENEFIT IN THE PLANS.

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PLEASE RETURN THIS ELECTION FORM TO THE TRUSTEE, PUTNAM FIDUCIARY COMPANY, AT PUTNAM PLACE, P.O. BOX 9740, PROVIDENCE, RHODE ISLAND 02940-9740. A PRE-ADDRESSED REPLY ENVELOPE IS PROVIDED WITH YOUR TENDER MATERIALS. THE TRUSTEE MUST RECEIVE YOUR ELECTION FORM BY 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 2004. IN AN EMERGENCY, YOU MAY OVERNIGHT YOUR ELECTION FORM TO THE TRUSTEE AT THE SAME ADDRESS OR FAX YOUR ELECTION FORM TO: (800) 250-8417. DO NOT SEND THIS FORM TO YOUR PLAN ADMINISTRATOR.

YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.

IMPORTANT:

BY SIGNING THIS FORM OF ELECTION AND SUBMITTING IT TO THE TRUSTEE, YOU ARE AGREEING TO ALL OF THE TERMS OF THIS FORM OF ELECTION AND TO THE FOLLOWING STATEMENTS:

1) You are the Plan participant or beneficiary whose account is described in this election form and accompanying letter from the administrator of the Plans to the participants in the Plans.

2) As explained in the accompanying letter to participants in the Plans, this election form is being sent to you in connection with a tender offer by The Toro Company to purchase up to 2,500,000 shares of its common stock, par value $1.00 per share, including the associated preferred stock purchase rights (such shares, together with such rights, herein referred to as the “shares”). The terms of the tender offer are set forth in the offer to purchase, dated March 17, 2004, and the letter of transmittal. You understand that:

a. The tender offer is for 2,500,000 shares, constituting approximately 10.3% of the publicly held shares of Toro’s common stock.

b. Tendering participants will not be obligated to pay any brokerage commissions or fees, or solicitation fees, to Toro or to the dealer manager, depositary or information agent of the tender offer.

c. Tendering participants will not be obligated to pay any stock transfer taxes on Toro’s purchase of their shares, except as set forth in the offer to purchase and the letter of transmittal (see Instruction 9 to the letter of transmittal).

d. IF YOU WISH TO TENDER PORTIONS OF YOUR PLAN SHARES AT DIFFERENT PRICES, YOU MUST COMPLETE A SEPARATE ELECTION FORM FOR EACH PRICE AT WHICH YOU WISH TO TENDER EACH SUCH PORTION OF YOUR SHARES.

e. If you are an “odd lot” holder, and you instruct the Trustee to tender on your behalf all of your shares (as described in Item 1 in the attached Q&A) at or below the purchase price determined by Toro before the expiration of the tender offer, then, provided that you check the box captioned “Odd Lots” in this election form, Toro will accept, on the terms and subject to the conditions of the tender offer, all of your “odd lot” shares for purchase, notwithstanding any proration that might otherwise be applicable to such shares.

f. Neither Toro nor any member of its Board of Directors, nor the dealer manager, the information agent, the Trustee or any other fiduciary of the Plan makes any recommendation to you as to whether you should instruct the Trustee to tender your shares and if so, at what purchase price or prices, if any, you should instruct the Trustee to tender your shares. YOU MUST MAKE YOUR OWN DECISION AS TO (A) WHETHER TO INSTRUCT THE TRUSTEE TO TENDER YOUR SHARES AND IF SO, HOW MANY SHARES TO TENDER AND (B) WHETHER YOU WISH TO SPECIFY A PURCHASE PRICE OR PURCHASE PRICES FOR THE SHARES YOU WISH TO TENDER AND IF SO, WHAT THAT PURCHASE PRICE OR THOSE PURCHASE PRICES SHOULD BE. As discussed in Section 11 of the offer to purchase, Toro’s Directors and Executive Officers have indicated that they do not intend to tender any of their own shares in this tender offer.

3) You must ensure receipt of this election form by the Trustee no later than 5:00 p.m., New York City Time, on Friday, April 9, 2004, unless the tender offer is extended. If the tender offer is extended, you must ensure receipt

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of this election form by the Trustee NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON THE DATE THAT IS THREE (3) NEW YORK STOCK EXCHANGE TRADING DAYS BEFORE THE RESCHEDULED EXPIRATION DATE. A pre-addressed envelope is enclosed for your convenience.

4) The method of delivery of this election form is entirely your choice and at your own risk. This election form will be validly delivered only when actually received by the Trustee. If delivery is by mail, we recommend registered mail with return receipt. In all cases, you should allow ample time to ensure timely delivery.

5) You understand that the Trustee has the sole authority under the Plans to make the election described herein. However, under the terms of the Plans, each participant or beneficiary, including you, is designated a “named fiduciary” for purposes of making a decision as to whether to offer the shares allocated to your account under the Plan for sale in accordance with the terms of the tender offer. You understand that, because you are designated a “named fiduciary” for tender offer purposes under your Plan, the Trustee is required to follow your validly delivered election instructions, provided they are in accordance with the terms of the Plan in question and are not contrary to the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Fiduciaries under ERISA (including persons designated “named fiduciaries”) are required to act prudently, solely in the interests of the Plan participants and beneficiaries, and for the exclusive purpose of providing benefits to Plan participants and beneficiaries. As a “named fiduciary” you are entitled to instruct the Trustee whether to tender all or a portion of the shares allocated to your account under your Plan as of the expiration date of the tender offer. BY SIGNING, DATING AND RETURNING THIS ELECTION FORM YOU ACCEPT THIS DESIGNATION UNDER YOUR PLAN AS A “NAMED FIDUCIARY” AND UNDERSTAND THAT YOU SHOULD EXERCISE YOUR ELECTION RIGHTS IN A PRUDENT MANNER.

6) By checking the appropriate box, you are instructing the Trustee to cause all or a portion of the shares allocated to your Plan account to be offered for sale, as and at the price(s) indicated, in the tender offer.

7) All instructions received by the Trustee to tender the shares allocated to your Plan account will be held in strict confidence and will not be disclosed to any person associated with Toro, including employees, officers and directors of Toro, except and only to the extent required by law.

8) By signing, dating and returning this election form, you acknowledge receipt of the offer to purchase, dated March 17, 2004 and the letter of transmittal. If you need additional copies of the offer to purchase and/or the letter of transmittal, you may obtain them by calling Morrow & Co., Inc., at 1-800-607-0088.

9) You understand that all authority conferred or agreed to be conferred in this election form will be binding on your successors, assigns, heirs, executors, administrators and legal representatives.

10) You may revoke any election to tender shares until 5:00 p.m., New York City time, on Friday, April 9, 2004, unless Toro extends the tender offer (in which case you may revoke the election until 5:00 p.m. New York City time, on the date that is three (3) New York Stock Exchange trading days before the rescheduled expiration date). You may make a new election by submitting to the Trustee a later dated election form before the expiration of the election period. See Q&A, Items 11 and 12.

11) To revoke an election, you must submit a later dated written notice of revocation to the Trustee by 5:00 p.m. New York City time, on Friday, April 9, 2004, unless Toro extends the offer. The notice of revocation must:

a. specify the name of the participant or beneficiary who has made the election that is being revoked and the name of such participant’s or beneficiary’s Plan; and

b. be signed by the participant or beneficiary in the same manner as the original signature on the election form by which the election that is being revoked was made.

12) If Toro has not accepted for purchase the shares in your Plan account that you tendered using this election form, you may withdraw your shares after 12:00 midnight, New York City time, on Tuesday, May 11, 2004.

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